Exhibit 10.19

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, together with all exhibits and schedules attached hereto and hereby made a part hereof (this “Agreement”) is entered into as of September 30, 2011, by and between PROTO LABS, INC., a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Bank and Borrower are parties to that certain Amended and Restated Credit Agreement dated as of September 27, 2008 (as amended, the “Existing Credit Agreement”), pursuant to which Bank extended to Borrower a line of credit and Borrower executed and delivered that certain Revolving Line of Credit Note dated as of November 1, 2009 made payable to the order of Bank in the original principal amount of $5,000,000 (the “Existing Line of Credit Note”).

Borrower and Bank desire to completely supercede, amend and restate the Existing Credit Agreement and replace the Existing Line of Credit Note pursuant to the terms and conditions contained herein including to, among other things, extend a revolving loan.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE 1

CREDIT TERMS

Section 1.1    REVOLVING LOAN.

(a) Revolving Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 30, 2013 (the “Revolving Loan Maturity Date”), not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000) (“Revolving Loan”), the proceeds of which shall be used to issue letters of credit, working capital and other general corporate purposes. Borrower’s obligation to repay advances under the Revolving Loan shall be evidenced by a promissory note dated as of even date herewith (as renewed, amended or replaced from time to time, the “Revolving Note”), all terms of which are incorporated herein by this reference. Borrower hereby acknowledges that as of September 30, 2011, the outstanding principal balance of the “Line of Credit” under the Existing Credit Agreement was $0 (excluding the Existing Letter of Credit as hereinafter defined), which outstanding amounts shall hereafter constitute outstanding advances under the Revolving Loan, be evidenced by the Revolving Note and shall in all respects be deemed issued pursuant to this Agreement and hereafter be governed by the terms and conditions of this Agreement and the Revolving Note.

(b) Letter of Credit Subfeature. As a subfeature under the Revolving Loan, Bank agrees from time to time during the term thereof to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. The undrawn amount of all Letters of Credit shall be reserved under the Revolving Loan and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications, and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Revolving Loan and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Revolving Loan are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Revolving Loan. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. Upon the occurrence of the Revolving Loan Maturity Date, or the termination of the Revolving Loan if earlier, the Borrower shall thereupon pay the Bank in immediately available funds as additional cash collateral security for the repayment of any outstanding Letters of Credit, the sum equal to the aggregate undrawn amount of all such outstanding Letters of Credit, together with any other unpaid obligations owing to the Bank with respect to such Letters of Credit. Such cash collateral security shall be held in a segregated interest bearing account maintained with the Bank and Bank may apply any such amounts at any time or from time to time to the outstanding obligations of the Borrower to the Bank as the Bank may determine in its discretion. Borrower hereby acknowledges that an Existing Letter of Credit (as herein defined) has been issued in connection with the Existing Credit Agreement and the same shall hereinafter be deemed to be a “Letter of Credit” issued pursuant to and subject to the terms of this Agreement. As used herein, the term “Existing Letter of Credit” shall mean the following: (i) Letter of Credit No. NZS642433 issued June 18, 2009 to Showa Leasing Co., LTD for the account of Borrower to benefit Borrower’s Subsidiary, Proto Labs, Limited (f/k/a The Protomold Company Limited (“Proto Labs Ltd.”).

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Revolving Loan borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Revolving Note; provided however, that the total outstanding borrowings under the Revolving Loan shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

Section 1.2    INTEREST AND FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to five hundredths of one percent (0.05%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Revolving Loan, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance or renewal of each Letter of Credit equal to one and fifty one hundredths of one percent (1.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

Section 1.3    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest, and fees due under each credit subject hereto by charging Borrower’s deposit account number 4121555452 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

Section 1.4    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts, inventory, equipment and other personal property assets, in each case subject to or except for liens permitted under this Agreement or in any Loan Documents.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank, including without limitation, that certain Amended and Restated Security Agreement dated as of August 27, 2008 and executed by the Borrower in favor of the Bank, which Agreement remains in full force and effect in accordance with its original terms. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

Notwithstanding the foregoing, the Bank hereby agrees to terminate each of the existing Mortgage and Patent and Trademark Security Agreement dated as of August 27, 2008 and granted by the Borrower in favor of the Lender.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

Section 2.1    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Minnesota, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required and in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

Section 2.2    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

Section 2.3    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, [or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

Section 2.4    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency in excess of $50,000 or which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

Section 2.5    CORRECTNESS OF FINANCIAL STATEMENT. The annual audited financial statements of Borrower dated December 31, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) present fairly in all material respects the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

Section 2.6    INCOME TAX RETURNS. Except as previously disclosed to the Lender in writing, Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

Section 2.7    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

Section 2.8    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all material trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

Section 2.9    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no “Reportable Event” as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

Section 2.10    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

Section 2.11    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 2.12    SUBSIDIARIES. Schedule 2.12 attached hereto sets forth as of the date of this Agreement, a list of all direct and indirect Subsidiaries of the Borrower, and the jurisdiction of incorporation of each such Subsidiary. As used in this Agreement, “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity; and “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of the (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

ARTICLE 3

CONDITIONS

Section 3.1    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and each promissory note or other instrument or document required hereby;

(ii) Certificate of Authority; and

(iii) Such other documents as Bank may require under any other Section of this Agreement or in its discretion.

The Patent and Trademark Security Agreement dated August 27, 2008 and the Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents dated August 27, 2008 have been terminated.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

Section 3.2    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE 4

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

Section 4.1    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

Section 4.2    ACCOUNTING RECORDS/INSPECTION. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and at Borrower’s expense, to inspect, audit and examine such books and records, to make copies of the same, and to inspect and audit the properties and collateral of Borrower; provided, however, that Bank shall limit such inspections and audits to a maximum of two (2) per calendar year so long as no Event of Default has occurred and is continuing.

Section 4.3    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, the annual audit report of the Borrower prepared in conformity with GAAP, and if requested, on a consolidating and consolidated basis, and consisting of at least statements of income, cash flow and stockholders’ equity, and a balance sheet as at the end of such year, setting forth in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants, and within 120 days after filing;

(b) not later than 45 days after and as of the end of each fiscal quarter, quarterly financial statements of the Borrower, prepared by Borrower, and which shall include a balance sheet, income statement and statement of cash flows; and

(c) from time to time such other information as Bank may reasonably request, including without limitation, updated financial statements of all Subsidiaries, copies of rent rolls and other information with respect to any real property collateral required hereby.

Section 4.4    COMPLIANCE.

(a) Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

(b) (i) Ensure that no shareholder, member or other Person holding a beneficial interest of Borrower or any Subsidiary shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the loans under this Agreement or any other financial accommodation from the Bank to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Bank’s policies and practices.

Section 4.5    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

Section 4.6    FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

Section 4.7    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness in excess of $100,000, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

Section 4.8    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower with a claim in excess of $500,000.

Section 4.9    FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Tangible Net Worth as of the end of each fiscal quarter of not less than $20,000,000. “Tangible Net Worth” shall be defined as the aggregate of total stockholders’ equity (inclusive of redeemable common stock and redeemable convertible preferred stock), plus indebtedness subordinated in form and substance acceptable to Bank, less any intangible assets, and less any loans or advances to, or investments in, any related entities or individuals.

(b) Net income after taxes for each fiscal quarter of not less than $500,000, determined as of each fiscal quarter end.

Section 4.10    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss in excess of $150,000 through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

ARTICLE 5

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

Section 5.1    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article 1 hereof.

Section 5.2    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

(a) the liabilities of Borrower to Bank;

(b) additional indebtedness related to the acquisition of machinery and equipment of Borrower after the date of this Agreement so long as (i) no Event of Default has occurred or would occur immediately after such acquisition, and (ii) such additional indebtedness as outstanding from time to time would not individually or in the aggregate exceed $10,000,000 (“Additional Purchase Money Indebtedness”);

(c) any other unsecured indebtedness of Borrower incurred after the date of this Agreement provided that the aggregate amount of such indebtedness as outstanding from time to time shall not exceed $3,000,000 and provided further that no Event of Default shall then exist nor would exist immediately after the incurrence of such indebtedness; and

(d) any other liabilities of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof.

Section 5.3    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, provided that Borrower may acquire any such assets up to an aggregate amount not exceed $10,000,000 during the term of this Agreement; nor sell, lease, transfer or otherwise dispose of any of Borrower’s assets except (i) sales of assets in the aggregate of up to $5,000,000 in book value during any calendar year, and (ii) sales of inventory in the ordinary course of its business.

Section 5.4    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

Section 5.5    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except:

(a) any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof;

(b) investments in Marketable Securities (as herein defined);

(c) travel advances or loans to the Borrower’s officers and employees not exceeding at any one time an aggregate of $100,000;

(d) advances in the form of progress payments (excluding any such payments made in the ordinary course of business or progress payments made in connection with the construction or expansion of any commercial real estate facility of the Borrower), prepaid rent not exceeding twelve (12) months or security deposits;

(e) notes receivable due from affiliates, customers, vendors and entities involved in an asset purchase or sale up to an aggregate amount of $5,000,000 in principal amount outstanding from time to time;

(f) other investments in Subsidiaries made after the date hereof in an amount not to exceed $10,000,000 in the aggregate; and

(g) any other investments made after the date hereof in an amount not to exceed $10,000,000 in the aggregate.

As used herein, the term “Marketable Securities” means any of the following:

(i) Direct obligations of the United States Treasury (U.S. Treasury Bills, Notes, and Bonds);

(ii) Direct obligations of United States Government Agencies;

(iii) Direct obligations of, and obligations fully guaranteed by, any of the fifty United States that are rated by Standard & Poors or equivalent by Moody’s, including general obligation and revenue notes and bonds, insured bonds & pre-refunded bonds (reissued bonds collateralized by U.S. Treasury securities);

(iv) Indebtedness of any county or other local governmental body within the United States, rated “A/A-2/SP-2” by Standard & Poors or “A2/P-2/VMIG-2” by Moody’s, or similar rating by any NRSRO;

(v) Commercial paper issued by any corporation or bank having a non-extendable maturity date less than 9 months from issue. Commercial Paper holdings must be rated A-1/P-1/F1 or equivalent, by any Nationally Recognized Securities Rating Organization (NRSRO);

(vi) Direct obligations of corporations, banks and agencies including: medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds. Corporate Medium Term Notes (MTN’s): Minimum ratings of “A” by Standard & Poors and “A2” by Moody’s (or similar rating by any NRSRO); and

(vii) Money market investments, banker’s acceptances, certificates of deposits, notes or time deposits issued by any domestic bank. Money Market Funds must be rated AAA by at least one NRSRO;

provided further, that (A) the maximum maturity for any one single investment will be 36 months from the date of purchase; (B) the Borrower may not invest in equities, options, or other types of derivative securities, including funds, which may contain these types of securities; and (C) the Borrower may not borrow money for short-term investment purposes.

Section 5.6    DIVIDENDS, DISTRIBUTIONS. Declare or pay any distributions either in cash or any other property to any shareholders of Borrower, except for the accrual, but not payment, of dividends on the Borrower’s preferred stock; nor redeem, retire, repurchase or otherwise acquire any equity interest in Borrower or any Subsidiary of Borrower; provided, however, that so long as no Event of Default has occurred and is continuing and no Event of Default is reasonably likely to be caused thereby, the Borrower may pay distributions to its shareholders or redeem or retire any such equity interests.

Section 5.7    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s real or personal property assets now owned or hereafter acquired, except as follows:

(a) Liens imposed by law, incurred in good faith in the ordinary course of business, and liens arising out of a judgment or award with respect to which an appeal is being prosecuted, a stay of execution pending such appeal having been secured, or liens for taxes not delinquent or that are being contested in accordance with Section 4.7;

(b) Liens related to indebtedness being contested in accordance with Section 4.7 hereof;

(c) Security interests, pledges, liens, charges or other encumbrances granted to the Bank at any time;

(d) Security interests, pledges, liens, charges or other encumbrances in existence as of the date of this Agreement, and which have been disclosed to the Bank in the attached Schedule 5.9(d); and

(e) Liens securing permitted Purchase Money Indebtedness to the extent encumbering only the machinery and equipment acquired with the proceeds of such Indebtedness.

Section 5.8    TRANSACTIONS WITH AFFILIATES. Enter into or be a party to any transaction or arrangement, including the purchase, sale lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided however that the Borrower shall be permitted to grant any Subsidiary the right to use the Borrower’s software and technology on a non-exclusive and royalty-free basis, provided further that such grant shall (i) remain subject to the rights and liens of the Bank under this Agreement and the Loan Documents, (ii) require the Subsidiary to take all appropriate actions to protect, safeguard and maintain such assets to the same extent that the Borrower is obligated to do so under this Agreement and the Loan Documents, and (iii) not permit or allow the Subsidiary to further license, encumber or otherwise transfer such assets. As used herein, “Affiliate” means any Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is directly or indirectly beneficially owned or held by the Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 5.9    NO NEGATIVE PLEDGES/OTHER AGREEMENTS. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Bank any security interest, pledge, mortgage or other lien on any assets or properties (real or personal) of the Borrower; or (b) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.1    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees, or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false, or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in another subsection of this Section 6.1), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from and after the date that Bank has provided written notice to the Borrower of the occurrence of such default.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank; provided, however, that with respect to any of the foregoing past due indebtedness owing to parties other than the Bank, the same shall not constitute an Event of Default hereunder unless and until all such past due indebtedness shall in the aggregate exceed $250,000.

(e) (i) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or any Third Party Obligor has an interest in real property; or the entry of a judgment against Borrower or any Third Party Obligor; provided, however, that none of the foregoing shall constitute an Event of Default hereunder unless and until all such outstanding and unpaid judgments shall in the aggregate equal or exceed $250,000 and provided further that at no time shall the judgment creditor related thereto have taken any action to execute or otherwise realize upon any assets of Borrower; and (ii) the service of a notice of levy and/or writ of attachment or execution, or other like process against any assets of Borrower or any Third Party Obligor.

(f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the

United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) The occurrence of any Material Adverse Change. As used herein, “Material Adverse Change” means the occurrence of any of the following:

(i) any material adverse change in the business or financial condition of the Borrower that materially and adversely impairs the Borrower’s ability to perform its obligations under the Loan Documents;

(ii) any material adverse change in the ability of the Bank to enforce any obligations of Borrower to Bank or to realize on the intended benefits of the Bank’s collateral documents; and

(iii) any claim against the Borrower or threat of litigation which if determined adversely to the Borrower would cause the Borrower to be liable to pay an amount equal to or exceeding $250,000 unless the Borrower has complied with the terms of Section 4.7 hereof with respect thereto.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders, or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any Third Party Obligor.

(i) A Change in Control shall occur. As used herein, “Change in Control” means the occurrence of the following event:

(i) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is not a shareholder of Borrower on the date of this Agreement is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty-nine percent (49%) of the voting power of all classes of shares of Borrower; provided, however, that the foregoing shall exclude any transfers made by an existing shareholder of Borrower to a trust or other similar entity for estate planning purposes and provided further that at all times such existing shareholder shall control all voting and management decisions with respect to such entity.

(j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

(k) The Borrower shall be in default of any of the provisions contained in Section 4.9 or Article 5 of this Agreement.

Section 6.2    REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers, and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 6.1(f), all indebtedness of the Borrower shall be immediately due and payable automatically without presentment, demand, protest, or notice of any kind.

ARTICLE 7

MISCELLANEOUS

Section 7.1    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent, or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 7.2    NOTICES. All notices, requests, and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Proto Labs, Inc.
5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359
Attention: William R. Langton

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC N9305-187

Sixth and Marquette
Minneapolis MN, 55479
Attention: Mark J. Bofenkamp

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

Section 7.3    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

Section 7.4    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower, its Affiliates or their respective business, or any collateral required hereunder. Bank agrees that at all times it shall maintain the confidentiality of such documents and information in accordance with its normal confidentiality practices and procedures for all customers of the Bank.

Section 7.5    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

Section 7.6    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 7.7    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 7.8    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 7.9    COUNTERPARTS. This Agreement may be executed in any number of counterparts, including telecopy counterparts and by email transmission, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 7.10    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

Section 7.11    ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help, and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure, or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document or executed any other agreement in favor of Bank, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Amended and Restated Credit Agreement. This Agreement completely restates and replaces the Existing Credit Agreement.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators, and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment, or expiration of any of the Loan Documents or any relationship between the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

PROTO LABS, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ John R. Judd	By:	/s/ Mark J. Bofenkamp
	John R. Judd Its Chief Financial Officer		Mark J. Bofenkamp Its Officer

[Signature Page to Amended and Restated Credit Agreement

dated as of September 30, 2011]

SCHEDULE 2.12

Subsidiaries

Proto Labs, Limited (f/k/a The Protomold Company Limited)

(i)	Incorporated in the United Kingdom

(ii)	Qualified to do business in the United Kingdom and the European Union.

(iii)	486,000 shares of authorized capital stock

(iv)	485,002 shares issued and outstanding

(v)	Sole shareholder: the Company (f/k/a The ProtoMold Company, Inc.)

(vi)	The Company (f/k/a The ProtoMold Company, Inc.) owns 485,002 shares

Protomold GmbH

(i)	Incorporated in the Federal Republic of Germany

(ii)	Qualified to do business in the Federal Republic of Germany – Dormant corporation

(iii)	1 share of authorized capital stock

(iv)	1 share issued and outstanding

(v)	Sole shareholder: Proto Labs, Limited (f/k/a The Protomold Company Limited)

(vi)	Proto Labs, Limited (f/k/a The Protomold Company Limited) owns 1 share

Protomold Godo Kaisha

(i)	Incorporated in Japan

(ii)	Qualified to do business in Japan

(iii)	28,200 common shares issued and outstanding

(v)	Sole shareholder: the Company (f/k/a The ProtoMold Company, Inc.)

(vi)	The Company (f/k/a The ProtoMold Company, Inc.) owns 28,200 shares

SCHEDULE 5.9(d)

Permitted Liens

Name of Creditor	Description of Lien	Filing Office	Filing Date	Filing Number
Wells Fargo Bank NA	General	MN SOS	06/26/2007	200717307462